Exhibit 99.1
FOR IMMEDIATE RELEASE
November 8, 2018
THE WALT DISNEY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR EARNINGS FOR FISCAL 2018
BURBANK, Calif. – The Walt Disney Company today reported earnings for its fourth quarter and fiscal year ended September 29, 2018. Diluted earnings per share (EPS) for the fourth quarter increased 37% to $1.55 from $1.13 in the prior-year quarter. Excluding certain items affecting comparability(1), EPS for the quarter increased 38% to $1.48 from $1.07 in the prior-year quarter. EPS for the year increased to $8.36 from $5.69 in the prior year. Excluding certain items affecting comparability(1), EPS for the year increased to $7.08 from $5.70 in the prior year.
“We’re very pleased with our financial performance in fiscal 2018, delivering record revenue, net income and earnings per share,” said Robert A. Iger, Chairman and Chief Executive Officer, The Walt Disney Company. “We remain focused on the successful completion and integration of our 21st Century Fox acquisition and the further development of our direct-to-consumer business, including the highly anticipated launch of our Disney-branded streaming service late next year.”
The following table summarizes the fourth quarter and full year results for fiscal 2018 and 2017 (in millions, except per share amounts):

	Quarter Ended			Year Ended
	Sept. 29, 2018	Sept. 30, 2017	Change	Sept. 29, 2018	Sept. 30, 2017	Change
Revenues	$14,307	$12,779	12%	$59,434	$55,137	8%
Segment operating income(1)	$3,290	$2,812	17%	$15,706	$14,775	6%
Net income(2)	$2,322	$1,747	33%	$12,598	$8,980	40%
Diluted EPS(2)	$1.55	$1.13	37%	$8.36	$5.69	47%
EPS excluding certain items affecting comparability(1)	$1.48	$1.07	38%	$7.08	$5.70	24%
Cash provided by operations	$3,853	$3,570	8%	$14,295	$12,343	16%
Free cash flow(1)	$2,652	$2,675	(1%)	$9,830	$8,720	13%

(1)
EPS excluding certain items affecting comparability, segment operating income and free cash flow are non-GAAP financial measures. Fiscal 2018 included a net benefit from new U.S. federal income tax legislation (Tax Act). See the discussion on pages 8 through 11.

(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

SEGMENT RESULTS
The following table summarizes the fourth quarter and full year segment operating results for fiscal 2018 and 2017 (in millions):

	Quarter Ended			Year Ended
	Sept. 29, 2018	Sept. 30, 2017	Change	Sept. 29, 2018	Sept. 30, 2017	Change
Revenues:
Media Networks	$5,963	$5,465	9%	$24,500	$23,510	4%
Parks and Resorts	5,070	4,667	9%	20,296	18,415	10%
Studio Entertainment	2,151	1,432	50%	9,987	8,379	19%
Consumer Products & Interactive Media	1,123	1,215	(8)%	4,651	4,833	(4)%
	$14,307	$12,779	12%	$59,434	$55,137	8%
Segment operating income:
Media Networks	$1,528	$1,475	4%	$6,625	$6,902	(4)%
Parks and Resorts	829	746	11%	4,469	3,774	18%
Studio Entertainment	596	218	>100%	2,980	2,355	27%
Consumer Products & Interactive Media	337	373	(10)%	1,632	1,744	(6)%
	$3,290	$2,812	17%	$15,706	$14,775	6%

DISCUSSION OF FULL YEAR CONSOLIDATED RESULTS
For the year, the increase in diluted EPS was due to a lower effective income tax rate, higher segment operating income, a decrease in weighted average shares outstanding as a result of our share repurchase program and the benefit from gains on the sale of real estate. These increases were partially offset by the comparison to a non-cash net gain in connection with the acquisition of a controlling interest in BAMTech, LLC (BAMTech) in the prior year, impairments of our equity investments in Vice Group Holding, Inc. (Vice) and Villages Nature in the current year and higher net interest and corporate and unallocated shared expenses.
The decrease in the effective income tax rate was due to the impact of the Tax Act, which included:

•
A net benefit of $1.7 billion, which reflected a $2.1 billion benefit from remeasuring our deferred tax balances to the new statutory rate (Deferred Remeasurement), partially offset by a charge of $0.4 billion for a one-time tax on certain accumulated foreign earnings (Deemed Repatriation Tax).

•	A reduction of the Company’s fiscal 2018 U.S. statutory federal income tax rate to 24.5% from 35.0% in the prior year, which resulted in a net benefit of approximately $1.2 billion.
Higher segment operating income was due to increases at Parks and Resorts and Studio Entertainment, partially offset by decreases at Media Networks and Consumer Products & Interactive Media. The increase at Parks and Resorts was due to growth at both our domestic and international operations. The increase at our domestic operations was due to higher guest spending and volumes, partially offset by cost inflation, higher technology and operations support expenses and a special fiscal 2018 domestic employee bonus. In addition, results reflected the comparison to the negative prior-year impacts of Hurricanes Irma and Matthew. Internationally, the increase was due to higher guest spending and volumes at both Disneyland Paris and Hong Kong Disneyland Resort. The increase at Studio Entertainment was due to the exceptional performance of our theatrical releases driven by Black Panther, Star Wars: The Last Jedi, Avengers: Infinity War and Incredibles 2. The decrease at Media Networks was due to lower advertising revenue, higher losses from Hulu LLC (Hulu) and BAMTech and contractual rate increases for sports programming. These decreases were partially offset by higher affiliate revenues and an increase in income from program sales. The decrease at Consumer Products & Interactive Media was primarily due to lower income from licensing activities and a decrease in comparable store sales at our retail business.
The increase in net interest expense was due to an increase in average interest rates, higher average debt balances and financing costs related to the pending Twenty-First Century Fox, Inc. (21CF) acquisition. Higher corporate and unallocated shared expenses were due to costs incurred in connection with the 21CF acquisition and higher compensation costs.

DISCUSSION OF FOURTH QUARTER SEGMENT RESULTS

Media Networks
Media Networks revenues for the quarter increased 9% to $6.0 billion, and segment operating income increased 4% to $1.5 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Year Ended
	Sept. 29, 2018	Sept. 30, 2017	Change	Sept. 29, 2018	Sept. 30, 2017	Change
Revenues:
Cable Networks	$4,130	$3,951	5%	$17,063	$16,527	3%
Broadcasting	1,833	1,514	21%	7,437	6,983	7%
	$5,963	$5,465	9%	$24,500	$23,510	4%
Segment operating income:
Cable Networks	$1,159	$1,236	(6)%	$5,126	$5,353	(4)%
Broadcasting	379	229	66%	1,368	1,205	14%
Equity in the income of investees	(10)	10	nm	131	344	(62)%
	$1,528	$1,475	4%	$6,625	$6,902	(4)%
Cable Networks
Cable Networks revenues for the quarter increased 5% to $4.1 billion and operating income decreased $77 million to $1.2 billion. Lower operating income was due to the consolidation of BAMTech, partially offset by increases at the Disney Channels and Freeform.
In the current quarter, BAMTech’s operating loss is reported in Cable Networks as a result of our acquisition of a controlling interest on September 25, 2017. In the prior-year quarter, the Company’s share of BAMTech results through September 25, 2017 was reported in equity in the income of investees. The loss at BAMTech reflects content and marketing costs and ongoing investments in their technology platform.
The increase at the Disney Channels was driven by lower programming costs, higher income from program sales and decreased marketing costs.
Higher operating income at Freeform was due to lower programming costs, increased affiliate revenue and lower marketing costs. These increases were partially offset by lower advertising revenue due to a decrease in impressions driven by a decrease in average viewership and fewer units delivered.
Results at ESPN were comparable to the prior-year quarter as affiliate revenue growth was offset by higher programming and production costs, driven by contractual rate increases, and lower advertising revenue. Affiliate revenue growth was due to contractual rate increases, partially offset by a decline in subscribers. Lower advertising revenue was driven by a decrease in impressions due to lower average viewership and fewer units delivered.

Broadcasting
Broadcasting revenues for the quarter increased 21% to $1.8 billion and operating income increased $150 million to $379 million. The increase in operating income was due to higher program sales and affiliate revenue growth driven by contractual rate increases.
The increase in program sales was primarily due to sales of two Marvel series and Black-ish in the current quarter compared to one Marvel series in the prior-year quarter.
Advertising revenues were comparable to the prior-year quarter as lower network impressions were offset by higher network rates and an increase in political advertising at the owned television stations.

Equity in the Income (loss) of Investees
Equity in the income of investees decreased by $20 million to a loss of $10 million primarily due to higher losses from Hulu and lower income at A+E Television Networks (A+E), partially offset by the comparison to a loss from BAMTech in the prior-year quarter, which is now consolidated and reported in Cable Networks. The higher loss at Hulu was due to higher programming, marketing and labor costs, partially offset by growth in subscription and advertising revenue. The decrease at A +E was due to higher programming costs and lower advertising revenue, partially offset by higher program sales.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 9% to $5.1 billion, and segment operating income increased 11% to $829 million. Operating income growth for the quarter was due to an increase at our domestic operations. Domestic results reflected the comparison to the adverse impact of Hurricane Irma, which occurred in the prior-year quarter.
Higher operating income at our domestic operations was primarily due to increased guest spending and attendance, partially offset by increased costs. Guest spending growth was due to increases in average ticket prices for theme park admissions and cruise line sailings, food, beverage and merchandise spending and average daily hotel room rates. The increase in costs was primarily due to labor and other cost inflation, a special fiscal 2018 domestic employee bonus and higher charges for project abandonments.
Operating income at our international parks and resorts was comparable to the prior-year quarter as growth at Disneyland Paris and Hong Kong Disneyland Resort was offset by a decrease at Shanghai Disney Resort. Operating income growth at Disneyland Paris was due to an increase in average ticket prices while growth at Hong Kong Disneyland Resort was due to higher occupied room nights and attendance growth, partially offset by cost inflation. The decrease at Shanghai Disney Resort was due to lower average ticket prices, partially offset by increased attendance.

Studio Entertainment
Studio Entertainment revenues for the quarter increased 50% to $2.2 billion and segment operating income increased $378 million to $596 million. The increase in operating income was due to growth in theatrical distribution, lower film cost impairments and higher TV/SVOD and home entertainment distribution results.
The increase in theatrical distribution results was due to the success of Incredibles 2 and Ant-Man and the Wasp in the current quarter compared to Cars 3 and no Marvel release in the prior-year quarter.
The decrease in film cost impairments reflected a write-off in the prior-year quarter of an animated title that was in development.

Higher TV/SVOD distribution results were due to growth in our international free and pay television businesses.
The increase in home entertainment results was due to higher unit sales and net effective pricing, partially offset by higher per unit amortization costs, all of which reflected the performance of Avengers: Infinity War in the current quarter compared to Guardians of the Galaxy: Vol. 2 in the prior-year quarter. Other significant titles included Solo: A Star Wars Story in the current quarter, while the prior-year quarter included Beauty and the Beast.

Consumer Products & Interactive Media
Consumer Products & Interactive Media revenues for the quarter decreased 8% to $1.1 billion, and segment operating income decreased 10% to $337 million due to asset impairments and lower income from licensing activities, partially offset by lower general and administrative costs at our games business. The asset impairments reflected write-offs of leasehold improvements at certain retail stores.
Lower income from licensing activities was due to a decrease in revenue from products based on Star Wars and Cars and lower minimum guarantee shortfall recognition. These decreases were partially offset by lower third-party royalty expense and an increase in revenue from products based on Spider-Man. Lower minimum guarantee shortfall recognition was due to an unfavorable timing impact. Shortfalls are generally recognized at the end of the contract period. Because our fiscal quarter ended on September 29, we did not recognize shortfalls for contractual periods that ended on September 30 in the fourth quarter of fiscal 2018, whereas they were recognized in the fourth quarter of the prior year.

OTHER QUARTERLY FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $31 million from $190 million to $221 million for the quarter due to costs incurred in connection with the 21CF acquisition and higher compensation costs, partially offset by the timing of allocations to operating segments.

Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	Sept. 29, 2018	Sept. 30, 2017	Change
Interest expense	$(189)	$(137)	(38)%
Interest and investment income	30	52	(42)%
Interest expense, net	$(159)	$(85)	(87)%
The increase in interest expense for the quarter was due to an increase in average interest rates and financing costs related to the 21CF acquisition.
The decrease in interest and investment income for the quarter was due to the comparison to gains on investments recognized in the prior-year quarter.

Equity in the Income (Loss) of Investees, net
Equity in the income (loss) of investees was as follows (in millions):

	Quarter Ended
	Sept. 29, 2018	Sept. 30, 2017	Change
Equity in the income (loss) of investees in segment results:
Media Networks	$(10)	$10	nm
Parks and Resorts	(4)	(17)	76%
Impairment of equity investments	(210)	—	nm
Equity in the loss of investees, net	$(224)	$(7)	>(100)%
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	Sept. 29, 2018	Sept. 30, 2017	Change
Effective income tax rate	24.5%	30.8%	6.3	ppt
The decrease in the effective income tax rate for the quarter was due to the impact of the Tax Act and the benefit of a tax loss from liquidating a legal entity. The net favorable impact of the Tax Act reflects the following:

•
A reduction in the Company’s fiscal 2018 U.S. statutory federal income tax rate to 24.5% from 35.0% in the prior year. Net of state tax and other related effects, the reduction in the statutory rate had a positive impact of approximately 6.3 percentage points on the effective income tax rate.

•
A negative impact of approximately $100 million from updating our prior quarter Deemed Repatriation Tax and Deferred Remeasurement. This update reflected the impact of proposed IRS regulations issued in the current quarter. This impact was approximately 3.2 percentage points on the effective income tax rate.

Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows (in millions):

	Quarter Ended
	Sept. 29, 2018	Sept. 30, 2017	Change
Net income attributable to noncontrolling interests	$97	$118	(18)%
The decrease in net income attributable to noncontrolling interests was due to losses at our direct-to-consumer sports business, partially offset by the impact of lower tax expense at ESPN.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.

FULL YEAR CASH FLOW STATEMENT INFORMATION
Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Year Ended
	Sept. 29, 2018	Sept. 30, 2017	Change
Cash provided by operations	$14,295	$12,343	$1,952
Investments in parks, resorts and other property	(4,465)	(3,623)	(842)
Free cash flow(1)	$9,830	$8,720	$1,110
(1)    Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 8 through 11.
Cash provided by operations for fiscal 2018 increased 16% or $2.0 billion to $14.3 billion compared to fiscal 2017. The increase in cash provided by operations was due to lower income tax payments, a decrease in pension contributions and higher segment operating income, partially offset by higher film and television production spending and a payment for the rights to develop a real estate property in New York.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Year Ended
	Sept. 29, 2018	Sept. 30, 2017
Media Networks
Cable Networks	$202	$75
Broadcasting	87	64
Total Media Networks	289	139
Parks and Resorts
Domestic	3,212	2,375
International	671	816
Total Parks and Resorts	3,883	3,191
Studio Entertainment	96	85
Consumer Products & Interactive Media	18	30
Corporate	179	178
Total investments in parks, resorts and other property	$4,465	$3,623
Capital expenditures increased from $3.6 billion to $4.5 billion driven by higher spending on new attractions at our domestic parks and resorts and on technology at BAMTech, partially offset by lower spending at Hong Kong Disneyland Resort and Shanghai Disney Resort.

Depreciation expense was as follows (in millions):

	Year Ended
	Sept. 29, 2018	Sept. 30, 2017
Media Networks
Cable Networks	$172	$137
Broadcasting	92	88
Total Media Networks	264	225
Parks and Resorts
Domestic	1,410	1,336
International	742	660
Total Parks and Resorts	2,152	1,996
Studio Entertainment	55	50
Consumer Products & Interactive Media	69	63
Corporate	218	252
Total depreciation expense	$2,758	$2,586
Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items affecting comparability, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items affecting comparability, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items affecting comparability – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about EPS exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported EPS to EPS excluding certain items affecting comparability for the fourth quarter:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense (1)	After-Tax Income/Loss (2)	EPS (3)	EPS Change vs. prior year period
Quarter Ended September 29, 2018:
As reported	$3,202	$(783)	$2,419	$1.55	37%
Exclude (4):
Gain on sale of real estate	(507)	134	(373)	(0.25)
Impairment of equity investments	210	(49)	161	0.11
Net impact of the Tax Act	—	100	100	0.06
Restructuring and impairment charges	5	(1)	4	—
Excluding certain items affecting comparability	$2,910	$(599)	$2,311	$1.48	38%

Quarter Ended September 30, 2017:
As reported	$2,694	$(829)	$1,865	$1.13
Exclude (5):
Gain related to the acquisition of BAMTech	(255)	93	(162)	(0.10)
Restructuring and impairment charges	98	(31)	67	0.04
Excluding certain items affecting comparability	$2,537	$(767)	$1,770	$1.07

(1)	Tax benefit/expense adjustments are determined using the tax rate applicable to the individual item affecting comparability.

(2)	Before noncontrolling interest share.

(3)	Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.

(4)
Items affecting comparability during the fourth quarter of fiscal 2018 include a gain on the sale of real estate ($507 million), which was recorded in “Other income, net” in the Condensed Consolidated Statements of Income, impairments of Vice and Villages Nature equity method investments ($157 million and $53 million, respectively), which were recorded in “Equity in the income (loss) of investees, net” in the Condensed Consolidated Statements of Income, and the impacts of the Deemed Repatriation Tax ($86 million) and the Deferred Remeasurement ($14 million) related to the Tax Act.

(5)
In the prior-year quarter, items affecting comparability included a non-cash net gain in connection with the acquisition of a controlling interest in BAMTech ($255 million), which was recorded in “Other income, net” in the Condensed Consolidated Statements of Income, and restructuring and impairment charges ($98 million).

The following table reconciles reported EPS to EPS excluding certain items affecting comparability for the year:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense (1)	After-Tax Income/Loss (2)	EPS (3)	EPS Change vs. prior year period
Year Ended September 29, 2018:
As reported	$14,729	$(1,663)	$13,066	$8.36	47%
Exclude(4):
Net benefit from the Tax Act	—	(1,701)	(1,701)	(1.11)
Other income, net	(601)	158	(443)	(0.30)
Impairment of equity investments	210	(49)	161	0.11
Restructuring and impairment charges	33	(7)	26	0.02
Excluding certain items affecting comparability	$14,371	$(3,262)	$11,109	$7.08	24%

Year Ended September 30, 2017:
As reported	$13,788	$(4,422)	$9,366	$5.69
Exclude(5):
Gain related to the acquisition of BAMTech	(255)	93	(162)	(0.10)
Settlement of litigation	177	(65)	112	0.07
Restructuring and impairment charges	98	(31)	67	0.04
Excluding certain items affecting comparability	$13,808	$(4,425)	$9,383	$5.70

(1)	Tax benefit/expense adjustments are determined using the tax rate applicable to the individual item affecting comparability.

(2)	Before noncontrolling interest share.

(3)	Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.

(4)
Items affecting comparability for fiscal 2018 include a net benefit of $1.7 billion from the Tax Act due to a $2.1 billion benefit from the Deferred Remeasurement, partially offset by a $0.4 billion impact from the Deemed Repatriation Tax. In addition, the current year includes gains from the sale of real estate and property rights ($560 million), insurance proceeds related to a legal matter ($38 million) and an adjustment to a fiscal 2017 non-cash gain ($3 million), which were recorded in “Other income, net” in the Condensed Consolidated Statements of Income, impairments of Vice and Villages Nature equity method investments ($157 million and $53 million, respectively), which were recorded in “Equity in the income (loss) of investees, net” in the Condensed Consolidated Statements of Income, and restructuring and impairment charges ($33 million).

(5)
Items affecting comparability for fiscal 2017 included a non-cash net gain in connection with the acquisition of a controlling interest in BAMTech ($255 million), a charge, net of committed insurance recoveries, in connection with the settlement of litigation ($177 million) and restructuring and impairment charges ($98 million). The gain in connection with the acquisition of BAMTech and charge related to the settlement of litigation were recorded in “Other income, net” in the Condensed Consolidated Statements of Income.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
The following table reconciles income before income taxes to segment operating income (in millions):

	Quarter Ended			Year Ended
	Sept. 29, 2018	Sept. 30, 2017	Change	Sept. 29, 2018	Sept. 30, 2017	Change
Income before income taxes	$3,202	$2,694	19%	$14,729	$13,788	7%
Add/(subtract):
Corporate and unallocated shared expenses	221	190	(16)%	761	582	(31)%
Restructuring and impairment charges	5	98	95%	33	98	66%
Other income, net	(507)	(255)	99%	(601)	(78)	>100%
Interest expense, net	159	85	(87)%	574	385	(49)%
Impairment of equity investments(1)	210	—	nm	210	—	nm
Segment Operating income	$3,290	$2,812	17%	$15,706	$14,775	6%
(1) Reflects impairments of Vice and Villages Nature
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, November 8, 2018, at 4:30 PM EST/1:30 PM PST via a live webcast. To access the webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect entertainment, travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	demand for our products and services;

•	expenses of providing medical and pension benefits;

•	income tax expense;

•	performance of some or all company businesses either directly or through their impact on those who distribute our products; and

•	completion of the pending transaction with 21CF.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2017 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Year Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Revenues	$14,307	$12,779	$59,434	$55,137
Costs and expenses	(11,224)	(10,150)	(44,597)	(41,264)
Restructuring and impairment charges	(5)	(98)	(33)	(98)
Other income, net	507	255	601	78
Interest expense, net	(159)	(85)	(574)	(385)
Equity in the income (loss) of investees, net	(224)	(7)	(102)	320
Income before income taxes	3,202	2,694	14,729	13,788
Income taxes	(783)	(829)	(1,663)	(4,422)
Net income	2,419	1,865	13,066	9,366
Less: Net income attributable to noncontrolling interests	(97)	(118)	(468)	(386)
Net income attributable to The Walt Disney Company (Disney)	$2,322	$1,747	$12,598	$8,980

Earnings per share attributable to Disney:
Diluted	$1.55	$1.13	$8.36	$5.69
Basic	$1.56	$1.14	$8.40	$5.73

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,497	1,547	1,507	1,578
Basic	1,489	1,538	1,499	1,568

Dividends declared per share	$—	$—	$1.68	$1.56

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	September 29, 2018	September 30, 2017
ASSETS
Current assets
Cash and cash equivalents	$4,150	$4,017
Receivables	9,334	8,633
Inventories	1,392	1,373
Television costs and advances	1,314	1,278
Other current assets	635	588
Total current assets	16,825	15,889
Film and television costs	7,888	7,481
Investments	2,899	3,202
Parks, resorts and other property
Attractions, buildings and equipment	55,238	54,043
Accumulated depreciation	(30,764)	(29,037)
	24,474	25,006
Projects in progress	3,942	2,145
Land	1,124	1,255
	29,540	28,406
Intangible assets, net	6,812	6,995
Goodwill	31,269	31,426
Other assets	3,365	2,390
Total assets	$98,598	$95,789

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$9,479	$8,855
Current portion of borrowings	3,790	6,172
Deferred revenue and other	4,591	4,568
Total current liabilities	17,860	19,595

Borrowings	17,084	19,119
Deferred income taxes	3,109	4,480
Other long-term liabilities	6,590	6,443
Commitments and contingencies
Redeemable noncontrolling interests	1,123	1,148
Equity
Preferred stock, $.01 par value Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value, Authorized – 4.6 billion shares, Issued – 2.9 billion shares	36,779	36,248
Retained earnings	82,679	72,606
Accumulated other comprehensive loss	(3,097)	(3,528)
	116,361	105,326
Treasury stock, at cost, 1.4 billion shares	(67,588)	(64,011)
Total Disney Shareholders’ equity	48,773	41,315
Noncontrolling interests	4,059	3,689
Total equity	52,832	45,004
Total liabilities and equity	$98,598	$95,789

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Year Ended
	September 29, 2018	September 30, 2017
OPERATING ACTIVITIES
Net income	$13,066	$9,366
Depreciation and amortization	3,011	2,782
Gains on acquisitions and dispositions	(560)	(289)
Deferred income taxes	(1,573)	334
Equity in the income of investees	102	(320)
Cash distributions received from equity investees	775	788
Net change in film and television costs and advances	(523)	(1,075)
Equity-based compensation	393	364
Other	441	503
Changes in operating assets and liabilities:
Receivables	(720)	107
Inventories	(17)	(5)
Other assets	(927)	(52)
Accounts payable and other accrued liabilities	235	(368)
Income taxes	592	208
Cash provided by operations	14,295	12,343

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(4,465)	(3,623)
Acquisitions	(1,581)	(417)
Other	710	(71)
Cash used in investing activities	(5,336)	(4,111)

FINANCING ACTIVITIES
Commercial paper borrowings/(payments), net	(1,768)	1,247
Borrowings	1,056	4,820
Reduction of borrowings	(1,871)	(2,364)
Dividends	(2,515)	(2,445)
Repurchases of common stock	(3,577)	(9,368)
Proceeds from exercise of stock options	210	276
Contributions from noncontrolling interest holders	399	17
Other	(777)	(1,142)
Cash used in financing activities	(8,843)	(8,959)

Impact of exchange rates on cash, cash equivalents and restricted cash	(25)	31

Change in cash, cash equivalents and restricted cash	91	(696)
Cash, cash equivalents and restricted cash, beginning of year	4,064	4,760
Cash, cash equivalents and restricted cash, end of year	$4,155	$4,064

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601